Exhibit 10.5

CREDIT AGREEMENT BETWEEN AQUA METALS, INC. (“Borrower”) AND INTERSTATE EMERGING INVESTMENTS, LLC (“Lender”) May 18, 2016

		4.1.5	No Default	24
		4.1.6	No Material Adverse Change	24
		4.1.7	Governmental Requirements	24

	4.2	Advances Do Not Constitute a Waiver		25

5.	Representations and Warranties by Borrower			25

	5.1	Concerning Credit Parties and the Loan Documents		25

		5.1.1	Entity Status	25
		5.1.2	Authority	25
		5.1.3	Solvency	25
		5.1.4	Financial Matters	25
		5.1.5	Pending Legal Proceedings	25
		5.1.6	No Default or Violation	26
		5.1.7	Enforceability	26
		5.1.8	Approvals	26
		5.1.9	Payment of Taxes	26
		5.1.10	Principal Office	26
		5.1.11	ERISA	27
		5.1.12	Subsidiaries	27
		5.1.13	Indebtedness	27
		5.1.14	Status Under Certain Federal Statutes	27
		5.1.15	Environmental Matters	27
		5.1.16	Laws	28

	5.2	Accuracy of Other Statements Made to Lender		28
	5.3	Full Disclosure		28
	5.4	Title to Properties; Licenses		28

6.	Affirmative Covenants			28

	6.1	Financial Statements and Reports		28

		6.1.1	Fiscal Year End Statements	28
		6.1.2	Monthly Statements	29
		6.1.3	Quarterly Statements	29
		6.1.4	Officer’s Certificates	29
		6.1.5	Other Reports	29
		6.1.6	Other Information	29

	6.2	Taxes and Other Liens		29
	6.3	Maintenance		30
	6.4	Guaranties of Borrower’s Subsidiaries		30
	6.5	Further Assurances		30
	6.6	Reimbursement of Expenses		30
	6.7	Insurance		31

ii

		6.7.1	Property Insurance	31
		6.7.2	Other Insurance	31
		6.7.3	Other Requirements	31
		6.7.4	Failure of Borrower to Obtain Insurance	32

	6.8	Accounts and Records		32
	6.9	Other Information and Inspections		32
	6.10	Notice of Default and Certain Other Events		32
	6.11	Compliance with Loan Documents		32
	6.12	Operations and Properties		33
	6.13	Environmental Matters		33

		6.13.1	Compliance With Environmental Laws	33
		6.13.2	Notice of Environmental Problem	33

	6.14	Reno Plant Permits		33

7.	Negative Covenants			33

	7.1	Indebtedness		33
	7.2	Liens		34
	7.3	Contingent Liabilities		34
	7.4	Limitation on Mergers		34
	7.5	Limitation on Sales of Property		35
	7.6	Limitation on Distributions and Redemptions		35
	7.7	Limitation on Investments and New Businesses		35
	7.8	Limitation on Extensions of Credit		35
	7.9	Transactions with Affiliates		35
	7.10	Other Agreements		35
	7.11	Fiscal Year, Method of Accounting		35
	7.12	ERISA Plans		36
	7.13	Change of Principal Office		36
	7.14	Hedging Contracts		36

8.	Events of Default			36

	8.1	Nature of Event		36

		8.1.1	Monetary Default	36
		8.1.2	Breach of Covenants in Article 7	36
		8.1.3	Breach of Other Provisions of This Agreement	36
		8.1.4	Breach of Other Loan Documents	36
		8.1.5	Material Misrepresentation	36
		8.1.6	Institution of Certain Legal Proceedings	37
		8.1.7	Cross Default to Other Indebtedness	37
		8.1.8	Impairment of Loan Documents	38
		8.1.9	Change of Control	38
		8.1.10	Impairment of Liens	38

iii

	8.2	Acceleration		38
	8.3	Remedies		38

9.	Indemnity			39

	9.1	Agreement to Indemnify		39

		9.1.1	Agreement to Indemnify	39
		9.1.2	Due Date for Indemnity Payments	40

	9.2	Exceptions and Qualifications to Indemnity		40

10.	Provision to Satisfy Express Negligence Rule			40

11.	Miscellaneous			40

	11.1	Section 346 of the Texas Finance Code		40
	11.2	Limitation on Interest		40
	11.3	Bank Accounts, Offset		41
	11.4	Assignments, Participations		41

		11.4.1	Assignments	41
		11.4.2	Participations	42
		11.4.3	Distribution of Information	42

	11.5	Assignment by Borrower		42
	11.6	Confidentiality		42
	11.7	Termination, Limited Survival		43
	11.8	Rights of Third Parties		43
	11.9	Evidence of Satisfaction of Conditions		43
	11.10	Conflict with the Term Sheet		43
	11.11	Payments and Notices		43
	11.12	Other Terms and References		45
	11.13	Severability		46
	11.14	Paragraph Headings		46
	11.15	Time is of the Essence		46
	11.16	Negotiated Documents		46
	11.17	No Fiduciary Relationship, Etc.		46
	11.18	Cumulative Rights and Remedies		46
	11.19	No Implied Waiver		46
	11.20	Entire and Only Agreement; No Oral Amendments		47
	11.21	Binding Effect Upon Successors and Assigns		47
	11.22	Governing Law		47
	11.23	Agreement to Jurisdiction and Methods of Service of Process		47
	11.24	Execution in Counterparts; Delivery by Fax		48
	11.25	Waiver of Rights to Trial by Jury		48
	11.26	Waiver of Consequential Damages, Etc.		48

iv

Exhibits and Schedules

Exhibit A	Form of Convertible Term Note

Exhibit B	Form of Compliance Certificate

Disclosure Schedule

Security Schedule

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of May 18, 2016 (the “Effective Date”), is made by and between INTERSTATE EMERGING INVESTMENTS, LLC (“Lender”), a Delaware limited liability company, and AQUA METALS, INC. (“Borrower”), a Delaware corporation. In consideration of the mutual promises contained in this Agreement and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.             Definitions and Shared Provisions.

1.1           Definitions. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the section, subsection or other parts of this Agreement referred to below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“AMR” means Aqua Metals Reno, Inc., a Delaware corporation.

“Attorneys’ Fees” means the expenses and reasonable fees of counsel to the parties incurring the same, excluding costs or expenses of in-house counsel (whether or not accounted for as general overhead or administrative expenses), but otherwise including printing, photostating, duplicating and other expenses, air freight charges, and fees billed for paralegals. Such term shall also include all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner of proceeding is brought with respect to the matter for which such fees and expenses were incurred.

“Authorized Officer” means with respect to the execution and delivery of any document or any other action, any of the officers set forth in an officers’ certificate delivered to Lender which are designated therein as being authorized for such document or action.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Borrower” shall have the meaning assigned to such term in the preamble hereof.

“Borrowing” means a borrowing of new Loans.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

“Cash Equivalents” means Investments in:

(a)          marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America.

(b)          demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit have an investment grade rating.

(c)          repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above.

(d)          open market commercial paper, maturing within 270 days after acquisition thereof, which has an investment grade rating.

(e)          Investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“Change of Control” means any of the following shall occur:

(a)          the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of the voting stock in Borrower, the result of which is that a Person becomes the beneficial owner, directly or indirectly, of more than 40% of the voting stock of Borrower, measured by voting power rather than number of shares,

(b)          the shares of Borrower cease to be publicly traded,

(c)          at any time after the Effective Date, individuals who were either directors of Borrower on Effective Date or directors approved (by recommendation, nomination, election or otherwise) by a majority of the directors cease to constitute a majority of the members of the board of directors of Borrower, or

(d)          a “change of control” or “change of ownership” (or any term substantially equivalent to any of the foregoing phrases in this clause (d)) (in each case, as such term or phrase is defined in any indenture or other agreement evidencing or relating to any Indebtedness) occurs.

“Closing Date” means the later of (a) the “Closing Date” as defined in the Stock Purchase Agreement by and between Borrower and Lender dated as of the date hereof or (b) the date which all of the conditions in Section 4.1 have been satisfied.

Credit Agreement – Page 2

“Collateral” means all property of any kind which is subject to a Lien in favor of Lender or which, under the terms of any Security Document, is purported to be subject to such a Lien.

“Common Stock” means (i) Borrower’s shares of Common Stock, $0.001 par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Conversion Obligations” has the meaning given to such term in Section 2.5 of this Agreement.

“Convertible Security” means any stock, equity securities, debt securities or similar instruments that are convertible (directly or indirectly) into or exchangeable for Common Stock.

“Convertible Term Note” means the convertible promissory note delivered by Borrower to Lender pursuant to Section 2.1 of this Agreement and all renewals, replacements, amendments, modifications and extensions thereof.

“Credit Agreement” or “this Agreement” means this Credit Agreement, as from time to time supplemented, amended or restated.

“Credit Party” means any of Borrower and each Subsidiary of Borrower.

“Debtor Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question with respect to any amount (including any Loan) owed to Lender under this Agreement or other Loan Documents, the rate per annum equal to three percent (3%) above the Fixed Interest Rate then in effect; provided, in each case that the Default Rate shall never exceed the Maximum Rate.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement.

“Distribution” means (a) any dividend or other distribution made by a Credit Party on or in respect of Equity in such Credit Party or any other Credit Party (including any option or warrant to buy such Equity), or (b) any payment made by a Credit Party to purchase, redeem, acquire or retire any Equity in such Credit Party or any other Credit Party (including any such option or warrant).

Credit Agreement – Page 3

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE MKT, The Nasdaq Stock Market, the NASDAQ Global Select Market or the Nasdaq Capital Market.

“Environmental Laws” means any and all Laws relating to (a) the protection of the environment, (b) emissions, discharges or releases of pollutants, contaminants, chemicals or hazardous or toxic substances or wastes into the environment including ambient air, surface water, ground water or land, or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the regulations from time to time promulgated with respect thereto.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of Borrower’s controlled group, or under common control with Borrower, within the meaning of Section 414 of the Tax Code, and the regulations promulgated and rulings issued thereunder.

“ERISA Plan” means any Plan or MultiEmployer Plan.

“ERISA Plan Funding Rules” means the rules in the Tax Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Tax Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Tax Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“ERISA Termination Event” means (a) the occurrence with respect to any ERISA Plan of (1) a reportable event described in Sections 4043(c) (5) or (6) of ERISA or (2) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for thirty-day notice to the PBGC pursuant to a waiver by the PBGC under Section 4043(a) of ERISA, or (b) the withdrawal of Borrower or any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Tax Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Tax Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Tax Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

Credit Agreement – Page 4

“Established Misconduct” means the gross negligence and willful misconduct of an Indemnified Party as determined by a court competent jurisdiction by final and nonappeable judgment.

“Event of Default” means any of the events specified in Section 8.1 hereof, provided that any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to a Loan pursuant to a Law in effect on the date hereof, and (c) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code.

“Financing Lease” means (i)any lease of Property if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (ii)any other lease obligations which are capitalized on a balance sheet of the lessee.

“Fiscal Quarter” means each period of 3 calendar months ending March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each period of twelve calendar months ending December 31 of each year.

“Fixed Interest Rate” means, as of any date, 11.00%, per annum, compounded on the first day of each month.

Credit Agreement – Page 5

“Fundamental Transaction” means that, after the Issuance Date, Borrower shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Borrower to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination immediately prior to such stock purchase or business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Lender and its Affiliates or any Related Party thereof, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock held by a Parent Entity) or 50% of the aggregate economic interests in Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets).

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Lender and Lender agrees to such change insofar as it affects the accounting of Borrower.

“Governmental Authority” means any nation or government, any agency, department, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” means any Law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any arbitrator, court or other Governmental Authority, which exercises jurisdiction over any Credit Party or any of its Property.

Credit Agreement – Page 6

“Guarantors” collectively, means AQUA METALS RENO, INC., a Delaware corporation, AQUA METALS OPERATIONS, INC., a Delaware corporation, and any Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Lender pursuant to Section 6.4, and each a “Guarantor”.

“Guaranty” means the Guaranty of even date herewith made by each Guarantor unconditionally guaranteeing the payment of the Convertible Term Note and the performance by Borrower of its obligations under this Agreement and the other Loan Documents.

“Guaranty Obligation” of any Person means any agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness, lease, dividends or other obligations (the “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, contingently or absolutely, in whole or in part, including without limitation this Agreement:

(a)          to purchase such Primary Obligation or any Property constituting direct or indirect security therefor;

(b)          to advance or supply funds (a)for the purchase or payment of any such Primary Obligation, or (b)to maintain working capital or other balance sheet conditions of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor;

(c)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation; or

(d)          otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof;

provided, that “Guaranty Obligation” shall not include endorsements that are made in the ordinary course of business of negotiable instruments or documents for deposit or collection. The amount of any Guaranty Obligation shall be deemed to be the maximum amount for which the guarantor may be liable pursuant to the agreement that governs such Guaranty Obligation, unless such maximum amount is not stated or determinable, in which case the amount of such obligation shall be the maximum reasonably anticipated liability thereon, as determined by such guarantor in good faith.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

Credit Agreement – Page 7

“Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture, or similar instrument, (b) all obligations of such Person under any Financing Lease, (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (d) all Guaranty Obligations of such Person in respect of any Indebtedness of any other Person, (e) all liabilities secured by any Lien on any Property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, and (f) any liability of such Person in respect of unfunded vested benefits under a Plan or MultiEmployer Plan.

“Indemnified Parties” means Lender, its Affiliates and the directors, offices, employees, agents and advisors of Lender and its Affiliates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Financial Statements” means (a) the annual audited Consolidated and consolidating balance sheet of Borrower dated as of December 31, 2015, which is the end of Borrower’s most recent complete Fiscal Year, and the related statements of income, stockholders’ equity and cash flows for the Fiscal Year ending ended such date, and (b) the unaudited Consolidated and consolidating quarterly balance sheet of Borrower for Borrower’s most recent Fiscal Quarter.

“Insolvent” means with respect to any Person, that such Person (a) is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Code”), and with all terms used in this Section that are defined in the Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Code), or (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, and (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged. Such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts which will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Credit Party against other Credit Parties under the Guaranty, at Law, in equity or otherwise shall be taken into account.

“Interstate Group Members” means Interstate Battery System International, Inc. and its Subsidiaries.

“Investment” means any investment, made directly or indirectly, in any Person or any property, whether by purchase, acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

Credit Agreement – Page 8

“Issuance Date” means the earlier to occur of the date that (i) shares of Common Stock are issued by Borrower to Lender pursuant to the Stock Purchase Agreement or (ii) the Warrants are issued by Borrower to Lender hereunder.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, this Agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender” means INTERSTATE EMERGING INVESTMENTS, LLC, a Delaware limited liability company.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security, Credit Agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction in respect of any of the foregoing) that secures an obligation owed to, or a claim by, a Person other than the owner of the Property.

“Loans” has the meaning given to such term in Section 2.1.

“Loan Documents” means the Convertible Term Note, this Agreement, the Security Documents, and any and all other agreements or instruments now or hereafter executed by any Credit Party and accepted by Lender to evidence or secure the payment or performance of any or all of the Obligations, as renewed, amended or supplemented from time to time.

“Losses” means the following: any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, administrative or legal proceedings, actions, judgments, causes of action, assessments, fines, penalties, costs and expenses (including Attorneys’ Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote.

“Material Adverse Change” means a material adverse change from the state of affairs presented in the Initial Financial Statements, or as represented or warranted to Lender in any Loan Document or other document, to (a) Borrower’s Consolidated financial condition, (b) the ability of Lender to enforce any of the Loan Documents, (c) the ability of the Credit Parties (taken as a whole) to fulfill in a timely manner their obligations under the Loan Documents to which they are a party, (d) the business, operations or Properties (taken as a whole), or (e) the ability of Lender to realize on all or a material portion of the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender).

Credit Agreement – Page 9

“Material Adverse Effect” means any material adverse effect upon (a) Borrower’s Consolidated financial condition, (b) the ability of Lender to enforce any of the Loan Documents, (c) the ability of the Credit Parties (taken as a whole) to fulfill in a timely manner their obligations under the Loan Documents to which they are a party, (d) the business, operations or Properties (taken as a whole), or (e) the ability of Lender to realize on all or a material portion of the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender).

“Maturity Date” means the third anniversary of the Closing Date.

“Maximum Rate” means the maximum nonusurious rate of interest that Lender is permitted under applicable Law to contract for, take, charge, or receive with respect to the Loans.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Obligations” means all present and future Indebtedness, obligations and liabilities of any Credit Party to Lender, and all renewals and extensions thereof, or any part thereof, evidenced by or arising pursuant to this Agreement or any other Loan Document, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Optional Prepayment” has the meaning given to such term in Section 2.4 of this Agreement.

“Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organizational Documents” of any entity means the organizational documents pursuant to which such entity was created and is governed, such as articles of incorporation, bylaws, articles of organization, regulations or partnership. In the case of any trustee, Organizational Documents means the trust, this Agreement or other documents which govern actions of the trustee in his or her capacity as trustee.

“Other Connection Taxes” means, with respect Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Credit Agreement – Page 10

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means (a) Cash Equivalents, (b) property used in the ordinary course of business of the Credit Parties, (c) current assets arising from the sale or lease of goods and services in the ordinary course of business by the Credit Parties or from sales permitted under Section 7.5 of this Agreement, (d) Investments by Borrower in any of its Subsidiaries which are Guarantors, (e) loans and advances to employees and officers of any Credit Party in the ordinary course of business for any business purpose in an aggregate amount not to exceed the Threshold Amount, and (f) acquisitions of or capital contributions to or other Investments in a Person or property that has been consented to by Lender (such consent shall not be unreasonably withheld).

“Permitted Liens” means:

(a)          statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)          Liens imposed by law, such as landlords’, carriers', warehousemen's, materialmen’s and mechanics’ liens;

(c)          Liens arising out of judgments or awards against any Credit Party not giving rise to an Event of Default;

(d)          Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance;

(e)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(f)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g)          Liens on cash deposits to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, insurance, leases, government contracts, trade contracts, performance and return of money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money) entered into in the ordinary course of business;

Credit Agreement – Page 11

(h)          security deposits to public utilities or to any municipalities or governmental authority or other public authorities when required by such utility, municipality, governmental authority or other public authority in connection with the supply of services or utilities entered into in the ordinary course of business;

(i)          statutory or common law rights of setoff of depository banks with respect to funds of any Credit Party at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with deposit accounts maintained by any Credit Party at such banks (but not any other debt or other obligations);

(j)          purchase money Liens or the interests of lessors under Financing Leases so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired.

(k)          Liens in favor Green Bank, N.A. to secured obligations under the Loan Agreement between Green Bank, N.A. and AMR dated November 3, 2015, as amended, supplemented, restated or otherwise modified from time to time, provided that such Liens on the four kettles for use in lead recycling purchased with the Loans shall be subordinate to Lender’s Liens on such four kettles; and

(l)          Liens under the Security Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate of Borrower during the preceding six years and which is covered by Title IV of ERISA or Section 412 of the Tax Code, other than a Multiemployer Plan.

“Prepayment Premium” has the meaning given to such term in Section 2.4 of this Agreement.

“Principal Market” means the Nasdaq Capital Market; provided, however, that in the event that Borrower’s Common Stock is ever listed or traded on the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Amex, or the OTC Bulletin Board (it being understood that as used herein “OTC Bulletin Board” shall also mean any successor or comparable market quotation system or exchange to the OTC Bulletin Board such as the OTCQB operated by the OTC Markets Group, Inc.), then the “Principal Market” shall mean such other market or exchange on which Borrower’s Common Stock is then listed or traded.

Credit Agreement – Page 12

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulatory Change” means either: (1) the introduction of or any change after the date of this Agreement (including any change by way of imposition or increase of reserve requirements included in the calculation of the interest rate used to calculate interest accruing under the Convertible Term Note) in any Law applicable to Lender or its Affiliates, or in the generally accepted interpretation by the institutional lending community of any such Law, or in the interpretation of any such Law asserted by any regulator, court or other Governmental Authority; or (2) the compliance by Lender or its affiliates with any new guideline, request or directive after such date from any central bank or other Governmental Authority (whether or not having the force of Law); provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Party” means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Reno Plant” means AMR’s lead recycling plant located or to be constructed on real property with an address of 2500 Peru Drive, Reno, Nevada that has been pledged as Collateral pursuant to the Security Documents.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, subordination agreements, intercreditor agreements, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to Lender in connection with agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Credit Party’s other duties and obligations under the Loan Documents.

“Security Schedule” means the Security Schedule attached to this Agreement.

“Share Issue Price” means $7.12.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated May 18, 2016, by and between Borrower and Lender.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty 50% or more by such Person.

Credit Agreement – Page 13

“Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment Amount” means $5,000,000.

“Threshold Amount” means $250,000.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded including any day on which the Principal Market is open for trading for a period of time less than the customary time.

“UCC” means the Texas Uniform Commercial Code, as the same may hereafter be amended.

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the ERISA Plan exceeds the market value of all assets of the ERISA Plan available to pay such benefit liabilities, as determined on the most recent valuation date of the ERISA Plan and in accordance with the provisions of ERISA for calculating the potential liability of Borrower or any ERISA Affiliate of Borrower under Title IV of ERISA.

“Warrant Owner” means INTERSTATE EMERGING INVESTMENTS, LLC and its permitted assigns.

“Warrants” means the warrants to purchase shares of Common Stock that are issued by Borrower to Warrant Owner hereunder, substantially in the form of Exhibits C-1 and C-2, and all warrants issued upon transfer, exchange or in replacement of any of the foregoing.

“Warrant Shares” means shares of Common Stock issuable to the Warrant Owner upon exercise of all or any portion of either of the Warrants.

1.2           Shared Provisions. Lender and Borrower intend that this Agreement and other Loan Documents share consistent notice requirements and other important provisions. Those shared provisions comprise Section 11.11 through 11.26, which will apply to and govern both this Agreement and other Loan Documents.

Credit Agreement – Page 14

2.             Amount and Terms of Loan.

2.1           Commitments to Lend; Convertible Term Note; Warrants. Subject to the terms and conditions hereof, including the issuance of the Warrants by Borrower to Lender, Lender agrees to make a single advance to Borrower (herein called “Loans”) in an amount equal to the Term Commitment Amount on the Closing Date.

2.1.1           The obligation of Borrower to repay to Lender the aggregate amount of all Loans made by Lender, together with interest accruing in connection therewith, will be evidenced by a single convertible promissory note (herein called the “Convertible Term Note”) in the form attached as Exhibit A with appropriate insertions. The amount of principal owing on the Convertible Term Note at any given time shall be the aggregate amount of all Loans theretofore made by Lender minus all payments of principal theretofore received by Lender on such Convertible Term Note and minus all principal amounts on such Convertible Term Note converted into shares of Common Stock. No portion of any Loan which has been repaid or converted may be reborrowed.

2.2           Use of Proceeds. Borrower shall use all Loans to purchase four kettles for use in lead recycling and for start up costs, expansion costs and working capital for the Reno Plant. In no event will the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

2.3           Interest and Fees Payable to Lender.

2.3.1           Interest Rates. Subject to the limitations set forth in Section 11.2, (1) each Loan will bear interest on each day outstanding at the Fixed Interest Rate in effect on such day, and (2) notwithstanding the foregoing, after maturity and when any Event of Default has occurred and is continuing, at Lender’s election by written notice to the Borrower, all Loans will bear interest on each day outstanding at the applicable Default Rate, and all past due payments of principal, interest and fees then due and payable to Lender will also bear interest at the Default Rate.

2.3.2           Maximum Rate. Notwithstanding the foregoing: (1) the Obligations will never bear interest in excess of the Maximum Rate, and (2) if at any time the rate at which interest payable on the Convertible Term Note is limited to the Maximum Rate (by reason of the preceding clause (1), Section 11.2 or the references to the Maximum Rate in the definitions set forth in Section 1.1), the Convertible Term Note will bear interest at the Maximum Rate and will continue to bear interest at the Maximum Rate until such time as the total amount of interest accrued on the Convertible Term Note equals the total interest that would have accrued on the Convertible Term Note had the interest not been limited to the Maximum Rate.

Credit Agreement – Page 15

2.4           Optional Prepayments by Borrower. Upon at least five (5) Business Days’ notice to Lender, on or after the one year anniversary of the Closing Date, Borrower may (subject to Lender’s conversion right), prepay the Convertible Term Note, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Convertible Term Note equals $25,000 or any higher integral multiple of $1,000, and each prepayment of principal under this section must be accompanied by all interest then accrued and unpaid on the principal so prepaid and the Prepayment Premium (such payment of principal, interest and Prepayment Premium, the “Optional Prepayment”). Any payment or conversion in respect of the principal of the Loans, due to the request of Borrower, made on or prior to eighteen (18) months after the Closing Date shall be accompanied by a prepayment or conversion premium equal to ten percent (10%) of the principal of the Loans prepaid or converted (“Prepayment Premium”). In lieu of accepting the Optional Prepayment, Lender shall have the rights, in its sole and absolute discretion, upon at least one (1) Business Day’s notice to Borrower before the Optional Prepayment, to convert the Optional Prepayment into that number of common shares of Borrower (as appropriately adjusted in the event of any equity dividend, equity split, combination, reorganization, recapitalization, reclassification or other similar event since the Closing Date) equal to the quotient obtained by dividing (i) the amount of the Optional Prepayment by (ii) the Share Issue Price. No fractional common shares shall be issued and the value of any fractional shares shall be paid by Borrower to Lender in cash concurrently with any conversion. As promptly as practicable after the conversion of the Optional Prepayment and the issuance of shares of Common Stock for such conversion, Borrower (at its expense) will issue to Lender and credit such shares of Common Stock to book-entry accounts maintained by Borrower’s transfer agent for the Common Stock (the “Transfer Agent”). Any principal or interest prepaid or converted pursuant to this section will be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment or conversion.

2.5           Optional Conversion by Lender. Upon at least one (1) Business Day’s notice to Borrower, Lender shall have the right, in its sole and absolute discretion, at any time to convert any outstanding principal of any Loan (such Obligations to be converted, the “Conversion Obligations”) into that number of common shares of Borrower (as appropriately adjusted in the event of any equity dividend, equity split, combination, reorganization, recapitalization, reclassification or other similar event since the Closing Date) equal to the quotient obtained by dividing (i) the amount of the Conversion Obligations by (ii) the Share Issue Price (such price as may be adjusted from time to time, the “Conversion Price”). No fractional common shares shall be issued and the value of any fractional shares shall be paid by Borrower to Lender in cash concurrently with any conversion. As promptly as practicable after the conversion of the Conversion Obligations and the issuance of shares of Common Stock for such conversion, Borrower (at its expense) will issue to Lender and credit such shares of Common Stock to book-entry accounts maintained by the Transfer Agent.

Credit Agreement – Page 16

2.6           Limitations on Conversions. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Borrower shall not effect any conversion of Conversion Obligations, and Lender shall not have the right to convert any Conversion Obligations, to the extent that after giving effect to such issuance after conversion, Lender (together with Lender’s Affiliates, and any other persons acting as a group together with Lender or any of Lender’s Affiliates), would beneficially own in excess of 19.99% of the outstanding shares of Common Stock (the maximum amount of shares of Common Stock issuable in compliance with the foregoing limitation, the “Beneficial Ownership Cap”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Lender and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Conversion Obligations with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) exercise of the remaining, nonexercised portion of each of the Warrants beneficially owned by Lender or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of Borrower (including, without limitation, any other securities of Borrower or its subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Lender or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. In addition, for purposes of this Section 2.6, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Borrower shall not effect any conversion of Conversion Obligations, and Lender shall not have the right to convert and Conversion Obligations, to the extent that after giving effect to such issuance after conversion, the cumulative aggregate of all exercises or conversions as a whole under the Convertible Term Note and each of the Warrants, as the case may be, together with the issuance of 702,247 shares of Common Stock pursuant to the Stock Purchase Agreement, would result in the issuance of shares of Common Stock (including, for the avoidance of doubt, any Warrant Shares issued under either of the Warrants and shares of Common Stock under this Agreement) that (i) have, or will have upon issuance, voting power in excess of 19.99% of the voting power of the Common Stock outstanding immediately before the Issuance Date or (ii) represent, or will represent upon issuance, in excess of 19.99% of the number of shares of Common Stock outstanding immediately before the Issuance Date (the maximum amount of shares of Common Stock issuable in compliance with the foregoing limitations (i) and (ii), the “Total Issuance Cap”). The term “Cap” as used herein refers to either the Beneficial Ownership Cap or the Total Issuance Cap, whichever may be applicable. To the extent that any limitation contained in this Section 2.6 applies, the determination of whether the Conversion Obligations are convertible (in relation to other securities owned by Lender together with any Affiliates) and of which portion of the Conversion Obligations is convertible shall be in the sole discretion of Lender, and the conversion of Conversion Obligations shall be deemed to be Lender’s determination of whether Conversion Obligations are convertible (in relation to other securities owned by Lender together with any Affiliates) and of which portion of Conversion Obligations is convertible. For purposes of this Section 2.6, in determining the number of outstanding shares of Common Stock, Lender may rely on the number of outstanding shares of Common Stock as reflected in (i) Borrower’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the United States Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by Borrower or (iii) a more recent notice by Borrower or Borrower’s Transfer Agent to Lender setting forth the number of shares of Common Stock then outstanding. Upon the request of Lender, Borrower shall promptly, and in any event within one Trading Day of such request, confirm to Lender the number shares of Common Stock then outstanding.

Credit Agreement – Page 17

2.7           Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time as follows:

2.7.1           Adjustment upon Subdivision or Combination of Shares of Common Stock. If Borrower at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If Borrower at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 2.7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.7.2           Par Value. Notwithstanding anything to the contrary in this Agreement, in no event shall the Conversion Price be reduced below the par value of Borrower’s Common Stock.

2.8           Fundamental Transactions.

2.8.1           If, at any time while Conversion Obligations are outstanding, there occurs any Fundamental Transaction (including, without limitation, one pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock), then the Holder shall have the right thereafter to receive, upon conversion of the Conversion Obligations, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property purchasable upon the conversion of the Conversion Obligations prior to such Fundamental Transaction), the same amount and kind of shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that Lender would have been entitled to receive upon the consummation of such Fundamental Transaction had the Conversion Obligations been converted immediately prior to the record date for such Fundamental Transaction, as adjusted in accordance with the provisions of this Agreement. Upon the occurrence of any Fundamental Transaction, the Successor Entity, if any, shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement and the Convertible Term Note referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of Borrower and shall assume all of the obligations of Borrower under this Agreement and the Convertible Term Note with the same effect as if such Successor Entity had been named as Borrower herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and any adjustment under this Section 2.8 shall be without duplication for any adjustment or distribution made under Section 2.7.

Credit Agreement – Page 18

2.8.2           In the event that Borrower at any time grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”) Lender will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Lender could have acquired if Lender had held the number of shares of Common Stock acquirable upon complete conversion of the Conversion Obligations (without regard to any limitations on the conversion of Conversion Obligations), immediately before the record date for the grant, issuance or sale of such Purchase Rights, or, if no such record date is established, the date as of which the record holders of shares of Common Stock are determined for the grant, issuance or sale of such Purchase Rights.

2.9           Reservation of Shares. Borrower covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue shares of Common Stock upon conversion of the Conversion Obligations as herein provided, the number of shares of Common Stock which are then issuable and deliverable upon the conversion of all Conversion Obligations, free from preemptive or any other contingent purchase rights of Persons other than Lender (taking into account the adjustments and restrictions in Section 2.7 and 2.8). Such reservation shall comply with the provisions of Section 2.4 and 2.5. Borrower covenants that all shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. Borrower will take all such actions as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. If, notwithstanding the foregoing, and not in limitation thereof, at any time while the Convertible Term Note remains outstanding Borrower does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon Conversion of the Conversion Obligations at least a number of shares of Common Stock equal to the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Conversion Obligations (without regard to any limitations on conversion contained herein) (the “Required Reserve Amount”) (an “Authorized Share Failure”), then Borrower shall immediately take all action necessary to increase Borrower’s authorized shares of Common Stock to an amount sufficient to allow Borrower to reserve the Required Reserve Amount for all Conversion Obligations. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, Borrower shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, Borrower shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

2.10         Legends. Lender understands that the Convertible Term Note and the shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations have not been registered pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Convertible Term Note and shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations will bear the following restrictive legend (in addition to any legend required under applicable state securities laws):

Credit Agreement – Page 19

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

Borrower, at its sole cost, shall remove the legend described in Section 2.10 (or instruct the Transfer Agent to so remove such legend) from the certificates evidencing the Convertible Term Note and shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, if (A) such shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations are sold pursuant to an effective registration statement under the Securities Act, (B) such Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of Borrower), or (C) such Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, are eligible for sale under Rule 144, without the requirement for Borrower to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner of sale restrictions. In connection with a sale of the Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, by Lender in reliance on Rule 144, Lender or its broker shall deliver to the Transfer Agent and Borrower a customary broker representation letter providing to the Transfer Agent and Borrower any information Borrower deems reasonably necessary to determine that the sale of the Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, is made in compliance with Rule 144, including, where and as may be appropriate, a certification that Lender is not an Affiliate of Borrower and regarding the length of time the Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, have been held. Upon receipt of such representation letter, Borrower shall promptly remove the legend refereed to in this Section 2.10 from the Convertible Term Note or direct its Transfer Agent to remove the legend referred to in this Section 2.10 from the shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations from the appropriate book-entry accounts maintained by the Transfer Agent, in each case within two (2) Business Days, and Borrower shall bear all costs associated therewith. If Lender is not an Affiliate of Borrower and has held the Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, for at least one year, if the book-entry account of such shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations or certificate for the Convertible Term Note still bears the legend referred to in this Section 2.10, Borrower agrees, upon request of Lender, to take all steps necessary to effect the removal of the legend described in this Section 2.10 within two (2) Business Days from the appropriate book-entry accounts maintained by the Transfer Agent or the Convertible Term Note, and Borrower shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long Lender provides to Borrower any information Borrower deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement), where and as may be appropriate, a certification that such holder is not an Affiliate of Borrower and regarding the length of time the Convertible Term Note or shares of Common Stock issuable and deliverable upon conversion of the Conversion Obligations, as applicable, have been held.

Credit Agreement – Page 20

2.11         Noncircumvention. Borrower hereby covenants and agrees that Borrower will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all the provisions of this Agreement and take all action as may be required to protect the rights of Lender.  Without limiting the generality of the foregoing, Borrower (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of the Conversion Obligations above the Conversion Price then in effect, (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that Borrower may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the Conversion Obligations and (iii) shall, so long as any of Conversion Obligations are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Conversion Obligations, the Required Reserve Amount. If Borrower is restricted by the Principal Market from issuing and delivering the lesser of the (i) Beneficial Ownership Cap or (ii) Total Issuance Cap, then Borrower shall use its best efforts to obtain the approval of the requisite holders of the issued and outstanding voting capital stock of Borrower required by the listing requirements of the Principal Market.

2.12         Investor Rights Agreement. The shares of Common Stock issuable upon conversion of the Conversion Obligations shall be subject to the terms and conditions of that certain Investor Rights Agreement and Lender shall be entitled to all of the rights and subject to all of the obligations under such Investor Rights Agreement. The shares of Common Stock issuable upon conversion of the Conversion Obligations shall be deemed “Registrable Securities” as defined in such Investor Rights Agreement.

2.13         Payment in Full Required on the Maturity Date. Any accrued, unpaid interest, all outstanding principal of any Loan, and all other outstanding Obligations will be finally due and payable on the Maturity Date.

Credit Agreement – Page 21

3.             Payments to Lender.

3.1           General Procedures. Borrower must make each payment owed by it to Lender under the Loans or Loan Documents in lawful money of the United States of America without set-off, deduction or counterclaim and in immediately available funds. Each such payment must be received by Lender not later than 5:00 p.m., Dallas, Texas time, on the date such payment first becomes due. Any payment received by Lender after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment will be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest will accrue and be payable thereon for the period of such extension. Each payment under the Loans or a Loan Document will be payable at the place provided therein and, if no specific place of payment is provided, will be payable at the place of payment of the Convertible Term Note. Lender will apply money or common stock of Borrower received by Lender on account of the Obligations as follows, except as may otherwise be expressly authorized by other Loan Documents:

3.1.1           first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Lender under other provisions of this Agreement including Section 9.1 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof);

3.1.2           then for the payment of accrued interest or other amounts owing under the Loan Documents (other than principal on the Convertible Term Note), in such order as Lender deems appropriate; and

3.1.3           last for the prepayment of principal on the Convertible Term Note, applied against the outstanding Loans in such order as Lender deems appropriate.

Without limiting the foregoing, all payments or common stock conversions applied to principal or interest on the Convertible Term Note shall be applied first to any interest then due and payable, then to principal then due and payable, then to prepay principal of Loans in such order as Lender deems appropriate.

3.2           Taxes. For the purposes of this Section 3.2, the term “applicable Law” includes FATCA.

3.2.1           Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Credit Agreement – Page 22

3.2.2           Payments of Other Taxes by Borrower. Without limiting the provisions of subsection 3.2.1 above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

3.2.3           Indemnification by Borrower. Borrower shall indemnify Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

3.2.4           Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.2, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

3.2.5           Survival. Each party’s obligations under this Section 3.2 shall survive any assignment of rights by Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.            Conditions Precedent.

4.1           Initial Loan. The obligation of Lender to fund the Loan hereunder will be subject to the following requirements and conditions:

4.1.1           Delivery of Documents. Borrower shall have delivered to Lender the following documents (each after having been duly executed and delivered in form and substance satisfactory to Lender and, with the exception of the Convertible Term Note, all instruments evidencing the Warrants, and the Organizational Documents, each in a sufficient number of originals counterparts that Lender and its counsel may have a fully executed original of each document):

4.1.1.1           this Agreement;

4.1.1.2           the Convertible Term Note;

4.1.1.3           all instruments evidencing the Warrants;

4.1.1.4           the Security Documents;

Credit Agreement – Page 23

4.1.1.5           copies of Organizational Documents of each Credit Party and such resolutions, consents, certificates, legal opinions and other evidence as Lender shall request (including certificates, consents and opinions described in any pre-closing document list previously provided to Borrower by Lender or Lender’s counsel) to confirm that the Loan Documents have all been duly executed and constitute valid, binding documents, enforceable against each Credit Party in accordance with their respective terms;

4.1.1.6           a certificate of the Secretary or Assistant Secretary or other Authorized Officer of each Credit Party setting forth (i) resolutions of its board of directors or managers authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and identifying the officers authorized to sign such instruments, (ii) specimen signatures of the officers so authorized, and (iii) formation documents of such Credit Party certified by the appropriate Secretary of State as of a recent date, and (iv) other organizational documents of such Credit Party, certified as being accurate and complete;

4.1.1.7           the Initial Financial Statements; and

4.1.1.8           a certificate executed by the president, chief executive officer, chief operating officer, treasurer or chief financial officer of Borrower certifying that true, correct and complete copies of the Initial Financial Statements have been delivered to Lender.

4.1.2           No Other Encumbrances. No Person holds any Lien or other charge or encumbrance in, against or to any of the Collateral other than Permitted Liens.

4.1.3           Closing Certificate. Borrower has delivered a certificate of an Authorized Officer of Borrower certifying that all the applicable conditions set forth in Sections 4.1 are satisfied.

4.1.4           Truth of All Representations and Warranties. The representations and warranties of each Credit Party contained in this Agreement or any Security Document are true and correct on and as of the date of the funding the Loans (other than those representations and warranties which are by their express terms limited to the date of the agreement in which they are initially made).

4.1.5           No Default. No Default shall exist on the date of the funding the Loans; nor will any Default result from the Loans or from the applications of the proceeds thereof.

4.1.6           No Material Adverse Change. No Material Adverse Change shall have occurred.

4.1.7           Governmental Requirements. The making of the Loans shall not be prohibited by any Governmental Requirement.

Credit Agreement – Page 24

4.2           Advances Do Not Constitute a Waiver. No disbursement of Loan proceeds by Lender, when Borrower has failed to satisfy any of the conditions in Section 4.1, will preclude Lender from thereafter declaring the failure to be a Default.

5.            Representations and Warranties by Borrower.

Without limiting other representations and warranties made to Lender by Borrower or other Credit Parties, Borrower represents and warrants to Lender as follows, in each case with the understanding that all representations and warranties made to Lender herein or in the other Loan Documents will survive delivery of this Agreement, the Convertible Term Note and the funding of the Loans and that any investigation at any time made by or on behalf of Lender will not diminish the right of Lender to rely upon the following representations and warranties:

5.1           Concerning Credit Parties and the Loan Documents.

5.1.1           Entity Status. Each Credit Party is a corporation, limited liability company or limited partnership duly organized, validly existing and, as applicable, in good standing under the laws of the state in which it is organized.

5.1.2           Authority. The Organizational Documents of each Credit Party permit the execution, delivery and performance of the Loan Documents by such Credit Party, and all actions and approvals necessary to bind Borrower under the Loan Documents have been taken and obtained. Without limiting the foregoing, each of the Loan Documents will be binding upon Borrower when signed on behalf of Borrower by an Authorized Officer. Borrower has all requisite power and all governmental certificates of authority, licenses, permits and qualifications to carry on its business as now conducted and contemplated to be conducted and to engage in the transactions contemplated by the Loan Documents.

5.1.3           Solvency. Each Credit Party is not “Insolvent” on the Closing Date.

5.1.4           Financial Matters. Credit Parties has heretofore delivered to Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the respective date or dates thereof and the Consolidated results of Borrower’s operations for the respective period or periods thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in Section 5.1.4 of the Disclosure Schedule. All Initial Financial Statements were prepared in accordance with GAAP. No Credit Party has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.1.4 of the Disclosure Schedule.

5.1.5           Pending Legal Proceedings. Except as disclosed in the Initial Financial Reports or in Section 5.1.5 of the Disclosure Schedule, there are no judicial or administrative investigations, actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting any Credit Party, the adverse determination of which could constitute a Material Adverse Effect, or involving the validity or enforceability or priority of any of the Loan Documents, by or before any court or other Governmental Authority; and no Credit Party is in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority that could have a Material Adverse Effect.

Credit Agreement – Page 25

5.1.6           No Default or Violation. The execution and performance of the Loan Documents by the Credit Parties does not and will not contravene or result in a breach of or default under any other agreement to which any of the Credit Parties is a party or by which any Property of the Credit Parties is bound. Such execution and performance by the Credit Parties do not contravene any law, order, decree, rule or regulation to which any of the Credit Parties is subject. Further, such execution and performance by the Credit Parties will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, the Credit Parties’ Property pursuant to the provisions of any such other agreement.

5.1.7           Enforceability. The Loan Documents constitute the legal, valid and binding obligations of the Credit Parties enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights of creditors generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.1.8           Approvals. Without limiting the generality of the foregoing, other than consents and approvals previously obtained and actions previously taken, neither the execution and delivery of the Loan Documents by the Credit Parties, nor the consummation by the Credit Parties of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action in respect of, any Governmental Authority which has jurisdiction over the Credit Parties or any of their Property, except for (a) the filing of the UCC financing statements, mortgages and other similar filings to perfect the interest of Lender in the Collateral, and (b) such other consents, approvals, notices, registrations, filings or action as may be required in the ordinary course of the business of the Credit Parties in connection with its performance of its obligations under the Loan Documents.

5.1.9           Payment of Taxes. All Tax returns required to be filed by the Credit Parties in any jurisdiction have been filed (or currently effective extensions of time for filing have been obtained) and all material Taxes imposed upon the Credit Parties or upon any of their properties, income or franchises have been paid prior to the time that such Taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Credit Parties.

5.1.10         Principal Office. The principal office, chief executive office and principal place of business of Borrower is at the notice address set forth for Borrower in Section 11.11.

Credit Agreement – Page 26

5.1.11         ERISA. Neither Borrower nor any ERISA Affiliate currently maintains, contributes to, is required to contribute to or has any liability, whether absolute or contingent, with respect to any ERISA Plan. With respect to all other employee benefit plans maintained or contributed to by Borrower or any ERISA Affiliate, Borrower or the applicable ERISA Affiliate is in compliance with ERISA, the Tax Code and other applicable Laws with respect to such employee benefit plans. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any employee benefit plan of any Credit Party that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any employee benefit plan of any Credit Party that has resulted or could reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law. Neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.1.12         Subsidiaries. Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those (if any) listed in Section 5.1.12 of the Disclosure Schedule. Further, neither Borrower nor any other Credit Party is a member of any general or limited partnership, limited liability company, joint venture or association of any type whatsoever except those (if any) listed in Section 5.1.12 of the Disclosure Schedule. As to any Subsidiaries of Borrower listed in the Disclosure Schedule, Borrower owns, directly or indirectly, the Equity in those Subsidiaries that are indicated in Section 5.1.12 of the Disclosure Schedule.

5.1.13         Indebtedness. Neither Borrower nor any other Credit Party has any indebtedness outstanding other than the Indebtedness permitted by Section 7.1.

5.1.14         Status Under Certain Federal Statutes. Borrower is not (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to federal or state regulation as a utility.

5.1.15         Environmental Matters. In the ordinary course of the Credit Parties’ business, the Credit Parties carefully consider the effect of Environmental Laws and identify and evaluate potential risks presented to the Credit Parties and their Property because of Environmental Laws. No Credit Party has received any written notice to the effect that its Property or operations fail to comply in any material way with Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which failure to comply or remedial action could reasonably be expected to have a Material Adverse Effect on the business or financial condition of the Credit Parties, taken as a whole, or on the ability of Borrower to perform the Obligations.

Credit Agreement – Page 27

5.1.16         Laws. Credit Parties are conducting their businesses in material compliance with all applicable Laws, and have, and are in material compliance with, all licenses and permits required under any such Laws.

5.2           Accuracy of Other Statements Made to Lender. No statement made to Lender in the other Loan Documents or in any certificates, consents or legal opinions delivered to Lender by or at the direction or request of Borrower or other Credit Parties in connection with the transactions contemplated in this Agreement or the other Loan Documents (including certificates, consents and opinions described in any pre-closing document list previously provided to Borrower by Lender or Lender’s counsel) contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein (when taken in their entireties) not misleading.

5.3           Full Disclosure. There is no material fact that Borrower has not disclosed to Lender which could materially adversely affect the properties, business, or financial condition of the Credit Parties (taken as a whole), or which could materially adversely affect the Lender’s ability to realize on all or a material portion of the Collateral.

5.4           Title to Properties; Licenses. Each Credit Party has good and defensible title to all of the Collateral owned by it and to all of its other material Properties, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all material impediments to the use of such properties and assets in such Credit Party’s business. Each Credit Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

6.             Affirmative Covenants.

Borrower must, and will cause other Credit Parties to, comply with the covenants contained in this Article 6 at all times from the date hereof and for so long as any part of the Obligations is outstanding, except to the extent (if any) such compliance is expressly and specifically waived by Lender from time to time in writing.

6.1           Financial Statements and Reports. Borrower shall furnish to Lender the following, all in form and detail reasonably satisfactory to Lender:

6.1.1           Fiscal Year End Statements. Promptly after becoming available, and in any event within 120 days after the close of each Fiscal Year, Borrower’s Consolidated balance sheet as of the end of such Fiscal Year, and the related Consolidated statements of income, stockholders’ equity and cash flows of Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, accompanied by the related unqualified report of independent certified public accountants reasonably acceptable to Lender to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred;

Credit Agreement – Page 28

6.1.2           Monthly Statements. For each calendar month, commencing with the calendar month ending May 31, 2016 until the calendar month ending April 30, 2017, promptly after becoming available, and in any event within 45 days after the end of each such calendar month, including the last calendar month in each Fiscal Year, a Consolidated balance sheet of Borrower as of the end of such calendar month and the related Consolidated statements of income and cash flows of Borrower for such calendar month and the period from the first day of the then current Fiscal Year through the end of such calendar month, certified by the treasurer, chief financial officer or other executive officer of Borrower or of manager of Borrower to have been prepared in accordance with GAAP applied on a basis consistent with prior periods;

6.1.3           Quarterly Statements. For each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2017 and for all Fiscal Quarters thereafter, promptly after becoming available, and in any event within 45 days after the end of each such Fiscal Quarter, including the last Fiscal Quarter in each Fiscal Year, a Consolidated balance sheet of Borrower as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flows of Borrower for such Fiscal Quarter and the period from the first day of the then current Fiscal Year through the end of such Fiscal Quarter, certified by the treasurer, chief financial officer or other executive officer of Borrower or of manager of Borrower to have been prepared in accordance with GAAP applied on a basis consistent with prior periods;

6.1.4           Officer’s Certificates. Together with each set of monthly statements described in Section 6.1.2, with each set of quarterly statements described in Section 6.1.3 and with each set of annual statements described in Section 6.1.1, a completed Compliance Certificate in the form of Exhibit B hereto, executed by the president, chief executive officer, treasurer, or chief financial officer of Borrower;

6.1.5           Other Reports. Promptly upon receipt thereof, a copy of each other report submitted to Borrower by independent accountants in connection with any annual, interim or special audit of the books of Borrower; and

6.1.6           Other Information. Promptly after receipt of a request from Lender, such other information concerning the business, properties, production, operations or financial condition of any Credit Party as Lender may reasonably request.

6.2           Taxes and Other Liens. Each Credit Party shall pay and discharge promptly all Taxes imposed upon it or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent); provided, however, each Credit Party shall not be required to pay any such Tax or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of such Credit Party and if such Credit Party shall have set up reserves therefor adequate under GAAP.

Credit Agreement – Page 29

6.3           Maintenance. Each Credit Party shall (a) maintain its corporate existence, rights and franchises; (b) observe and comply in all material respects with all Governmental Requirements (including without limitation ERISA, the Tax Code, and other applicable Laws with respect to employee benefit plans); and (c) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) material to the conduct of its business in good working condition, ordinary wear and tear excepted.

6.4           Guaranties of Borrower’s Subsidiaries. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 30 days after it has become a Subsidiary of Borrower, execute and deliver to Lender an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Lender in form and substance. Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries to deliver to Lender, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Lender and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute.

6.5           Further Assurances. Borrower shall, within 10 Business Days after the request of Lender, cure any defects in the execution and delivery of the Convertible Term Note, this Agreement or any of the other Loan Documents and each Credit Party shall, at its expense, promptly execute and deliver to Lender such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of each Credit Party in this Agreement and in the other Loan Documents or to further evidence and more fully describe the collateral intended as security for the Convertible Term Note, as Lender may reasonably request.

6.6           Reimbursement of Expenses. Borrower shall pay (a) all reasonable legal fees incurred by Lender or Warrant Owner in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement, the Convertible Term Note, the Warrants and the other Loan Documents and any amendments, consents or waivers executed in connection therewith, (b) all fees, charges or taxes for the recording or filing of the Security Documents, all reasonable out-of-pocket expenses of Lender or Warrant Owner in connection with the administration of this Agreement, the Convertible Term Note, the Warrants and the other Loan Documents, including reasonable fees for inspections and audits and courier expenses incurred in connection with the Collateral, (c) all amounts expended, advanced or incurred by Lender or Warrant Owner to satisfy any obligation of Borrower under this Agreement or any of the other Loan Documents or to collect the Convertible Term Note or to enforce performance of the Warrants, or to protect, preserve, exercise or enforce the rights of Lender under this Agreement or any of the other Loan Documents or to collect the Convertible Term Note or to enforce performance of the Warrants, or to protect, preserve, exercise or enforce the rights of Lender or Warrant Owner under this Agreement or any of the other Loan Documents, (d) all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of attorneys and other experts employed or retained by such Person) incurred in connection with, arising out of, or in any way related to (i) consulting during a Default with respect to (A) the protection, preservation, exercise or enforcement of any of its rights in, under or related to the Collateral or the Loan Documents or (B) the performance of any of its obligations under or related to the Loan Documents, or (ii) protecting, preserving, exercising or enforcing during a Default any of its rights in, under or related to the Collateral or the Loan Documents, each of (a) through (d) shall include all collateral liquidation costs, court costs, reasonable attorneys’ fees (including, without limitation, for trial, appeal or other proceedings), reasonable fees of auditors and accountants, and investigation expenses reasonably incurred by Lender or Warrant Owner in connection with any such matters, together with interest at the post-maturity rate specified in the Convertible Term Note on each item specified in clause (a) through (d) from 30 days after the date of written demand or request for reimbursement until the date of reimbursement.

Credit Agreement – Page 30

6.7           Insurance.

6.7.1           Property Insurance. Each Credit Party will keep or cause to be kept (at its own expense) insured by financially sound and reputable insurers its Properties (including Collateral) in such amounts, against such risks, in such form and with such financially sound and reputable insurers as shall be reasonably satisfactory to Lender from time to time. Borrower will cause the insurance policies covering any Collateral to be modified or endorsed as necessary to (a) name the appropriate Credit Party and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear with regard to liability policies, (b) provide for payments of losses to Lender as its interests may appear notwithstanding any action, inaction or breach of representation or warranty by any Credit Party, (c) prevent any expiration, cancellation or significant reduction of the coverage provided by such policies without at least 30 days prior notice to Lender, (d) satisfy any other insurance requirements specified in any applicable Security Document, and (e) provide for coverage against “all risks” including fire, casualty and any other hazards normally insured against, in the amount of the full replacement value (less a reasonably deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the Collateral insured.

6.7.2           Other Insurance. Each Credit Party shall at all times maintain insurance against its liability for injury to persons or property as shall be reasonably satisfactory to Lender from time to time, which insurance shall be by financially sound and reputable insurers.

6.7.3           Other Requirements. Each Credit Party will, if so requested by Lender, deliver to Lender original or duplicate policies of the insurance required by this Agreement and, as often as Lender may reasonably request, a report of a reputable insurance broker attesting to the satisfaction of these insurance requirements. Upon and during the continuance of an Event of Default, Lender is hereby authorized to enforce payment under all such insurance policies maintained by any Credit Party with respect to the Collateral and to compromise and settle any claims thereunder, in its own name or in the name of one or more Credit Parties.

Credit Agreement – Page 31

6.7.4           Failure of Borrower to Obtain Insurance. If Borrower fails to obtain any insurance or to provide confirmation of the insurance as required by this Agreement or the other Loan Documents, Lender will be entitled, but not required, to obtain the insurance and, without limiting Lender’s other remedies under the circumstances, Lender may require Borrower to reimburse Lender for any cost of the insurance and to pay interest on the cost computed at the Default Rate from the date the cost was paid by Lender until the date it is reimbursed by Borrower.

6.8           Accounts and Records. Each Credit Party shall keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, in accordance with GAAP. Each Credit Party shall maintain and implement administrative and operating procedures and keep and maintain all documents, books, records, computer tapes and other information reasonably necessary or advisable for the performance by each Credit Party of its obligations under this Agreement.

6.9           Other Information and Inspections. Borrower will furnish to Lender any information which Lender may from time to time reasonably request in writing concerning any covenant, provision or condition of the Loan Documents, any Collateral or any matter in connection with the businesses and operations of Borrower or each Credit Party. Each Credit Party will permit representatives appointed by Lender (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours upon reasonable prior notice, any of its property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and will permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives to the extent Lender reasonably deems necessary in relation to the Collateral and this Agreement; provided, however, that while no Event of Default exists, no more than four such visits or inspections shall be conducted during any Fiscal Year.

6.10         Notice of Default and Certain Other Events. Borrower will promptly notify Lender upon (a) the occurrence of any Default or Material Adverse Change; (b) the commencement of or any determination made in any legal or regulatory proceeding that involves a Credit Party and that, if concluded adversely to such Credit Party or upheld, could have a Material Adverse Effect; or (c) receipt of any written notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of any Credit Party in excess of the Threshold Amount with respect to any claimed default or any acceleration or threat of acceleration of such Indebtedness. Further, with each such notice to Lender, Borrower will include a detailed statement by a responsible officer of Borrower describing in reasonable detail, to the knowledge of Borrower, the nature and reasons for the events or circumstances that caused such notice to be required and what action Borrower is taking or proposes to take with respect thereto.

6.11         Compliance with Loan Documents. Each Credit Party shall promptly comply with any and all covenants and provisions of this Agreement, the Convertible Term Note and the other Loan Documents to be complied with by such Credit Party.

Credit Agreement – Page 32

6.12         Operations and Properties. Each Credit Party must comply with all material Laws, regulations and guidelines applicable to it.

6.13         Environmental Matters.

6.13.1         Compliance With Environmental Laws. Each Credit Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Credit Party and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

6.13.2         Notice of Environmental Problem. Borrower will promptly furnish to Lender all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Borrower, or of which it has notice, pending or threatened in writing against Borrower, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

6.14         Reno Plant Permits. By January 9, 2017, the Credit Parties shall have obtained all governmental certificates of authority, licenses, permits and qualifications necessary for the operation of the Reno Plant.

7.             Negative Covenants.

Borrower must, and will cause other Credit Parties to, comply with the covenants contained in this Article 7 at all times from the date hereof and for so long as any part of the Obligations is outstanding, except to the extent (if any) such compliance is expressly and specifically waived by Lender from time to time in writing.

7.1           Indebtedness. No Credit Party will in any manner owe or be liable for Indebtedness except:

7.1.1           the Obligations;

7.1.2           obligations under arms-length operating leases entered into the ordinary course of such Credit Party’s business with lessors who are not Affiliates of Borrower or are Credit Parties;

7.1.3           trade payables and other short term liabilities incurred in the ordinary course of such Credit Party’s business in arm’s length transactions with other Credit Parties or with parties who are not Affiliates of Borrower, which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

Credit Agreement – Page 33

7.1.4           Indebtedness owed by such Credit Party to another Credit Party which is subordinated to the Obligations upon terms and conditions satisfactory to Lender in its sole and absolute discretion;

7.1.5           Indebtedness owed by Credit Parties to Green Bank, N.A. in connection with the Loan Agreement between Green Bank, N.A. and Aqua Metals Reno, Inc. dated November 3, 2015, provided that the principal amount of such Indebtedness does not exceed $10,000,000;

7.1.6           Indebtedness outstanding on the date hereof and listed on Section 7.1.6 of the Disclosure Schedule and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension;

7.1.7           Indebtedness of such Credit Party with respect to surety, appeal, indemnity, performance, or other similar bonds incurred in the ordinary course of business;

7.1.8           Indebtedness owing to any Person providing property, casualty, liability or other insurance to Credit Parties, so long as the amount of such Indebtedness does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

7.1.9           Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, or purchase cards (including so-called “procurement cards” or “P-cards”);

7.1.10         Indebtedness arising from endorsement of instruments or other payment items for deposit; and

7.1.11         other Indebtedness not described in the preceding Sections 7.1.1 through Section 7.1.10 which do not in the aggregate (taking into account all such Indebtedness of all Credit Parties) exceed the Threshold at any one time outstanding.

7.2           Liens. No Credit Party shall grant, create, incur, assume, permit or suffer to exist any Lien upon any of the Collateral other than Permitted Liens.

7.3           Contingent Liabilities. Each Credit Party will not directly or indirectly make, create, incur, assume, permit to exist, increase, renew or extend any Guaranty Obligation other than (a) any guaranty of Indebtedness owed to Lender, (b) Guaranty Obligations of the permitted Indebtedness described in Section 7.1, and (b) the continuation of any existing guaranties listed in Section 7.3 of the Disclosure Schedule.

7.4           Limitation on Mergers. No Credit Party will merge or consolidate with or into any other Person except (a) that any Subsidiary of Borrower may be merged into or consolidated with another Subsidiary of Borrower, so long as the surviving business entity assumes and remains bound by any guaranty of the Obligations and Security Documents executed by either Subsidiary, or (b) Borrower may merge with another Person so long as Borrower is the surviving business entity.

Credit Agreement – Page 34

7.5           Limitation on Sales of Property. No Credit Party will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties that are Collateral or any material interest therein, except, to the extent not otherwise forbidden under the Security Documents:

7.5.1           equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

7.5.2           inventory which is sold in the ordinary course of business on ordinary trade terms;

7.5.3           capital stock of any of Borrower’s Subsidiaries which is transferred to Borrower or a wholly owned Subsidiary of Borrower; and

7.5.4           licenses of Borrower’s intellectual property and proprietary rights.

7.6           Limitation on Distributions and Redemptions. Without the written consent of Lender, no Credit Party will declare or make any Distribution.

7.7           Limitation on Investments and New Businesses. No Credit Party will (a) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations or (b) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments.

7.8           Limitation on Extensions of Credit. Except for Permitted Investments, no Credit Party will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

7.9           Transactions with Affiliates. Other than as disclosed in Section 7.9 of the Disclosure Schedule, no Credit Party will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions involving only Borrower and its wholly owned Subsidiaries.

7.10         Other Agreements. No Credit Party will enter into or otherwise become bound by any agreement other than the Loan Documents that prohibits or limits the amount of dividends, distributions, or loans that it may receive or make or that prohibit it or any other Credit Party from granting Liens on any of its assets to Lender.

7.11         Fiscal Year, Method of Accounting. No Credit Party shall change its Fiscal Year or make any material change in its method of accounting.

Credit Agreement – Page 35

7.12         ERISA Plans. No Credit Party shall adopt or agree to maintain or contribute to or participate in any ERISA Plan. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA. Borrower shall promptly notify Lender in writing in the event any ERISA Affiliate adopts or elects to participate in an ERISA Plan.

7.13         Change of Principal Office. No Credit Party shall move its principal office, executive office or principal place of business from the address set forth in Section 11.11.2 without prior written notice to Lender.

7.14         Hedging Contracts. No Credit Party will be a party to or in any manner be liable on any Hedging Contract except for Hedging Contracts that are entered into by such Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Credit Party, and not for purposes of speculation or taking a “market view”.

8.             Events of Default.

8.1           Nature of Event. An Event of Default shall exist if any one or more of the following occurs:

8.1.1           Monetary Default. Borrower fails to make any payment of principal of or interest on the Convertible Term Note, or payment of any fee, expense or other amount due hereunder, under the Convertible Term Note, or under any other Loan Document, on or before the date such payment is due.

8.1.2           Breach of Covenants in Article 7. Default is made in the due observance or performance by any Credit Party of any covenant set forth in Article 7 of this Agreement.

8.1.3           Breach of Other Provisions of This Agreement. Default is made in the due observance or performance by any Credit Party of any of the covenants or agreements contained in this Agreement other than those described in subsection 8.1.1 or subsection 8.1.2 and such default continues unremedied for a period of 30 days after notice thereof is given by Lender to Borrower.

8.1.4           Breach of Other Loan Documents. Any Credit Party defaults in the due observance or performance of any of the covenants or agreements contained in any other Loan Document to which it is a party, and (unless such default otherwise constitutes a Default pursuant to other provisions of this Section 8.1) such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such other Loan Document.

8.1.5           Material Misrepresentation. Any material statement, warranty or representation by or on behalf of any Credit Party contained in this Agreement, the Convertible Term Note or any other Loan Document to which it is a party, or in any officer’s certificate or other writing furnished in connection with this Agreement, proves to have been incorrect or misleading in any material respect as of the date made or deemed made.

Credit Agreement – Page 36

8.1.6           Institution of Certain Legal Proceedings. Any Credit Party:

8.1.6.1           suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

8.1.6.2           commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

8.1.6.3           suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

8.1.6.4           suffers the entry against it of a final judgment for the payment of money in excess of the Threshold Amount (not covered by insurance satisfactory to Lender in its reasonable discretion), unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

8.1.6.5           suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral.

8.1.7           Cross Default to Other Indebtedness. Any Credit Party fails to make when due or within any applicable grace period any payment on any Indebtedness (other than the Obligations) with an unpaid principal balance greater than the Threshold Amount; or any event or condition occurs under any provision contained in any agreement under which such Indebtedness is governed, evidenced or secured (or any other material breach or default under such obligation or agreement occurs) if the effect thereof is to cause or permit the holder or trustee of such obligation to cause such obligation to become due prior to its stated maturity; or any such obligation becomes due (other than by regularly scheduled payments) prior to its stated maturity; or any of the foregoing occurs with respect to any one or more items of Indebtedness of any Credit Party with unpaid principal balances exceeding, in the aggregate, the Threshold Amount.

Credit Agreement – Page 37

8.1.8           Impairment of Loan Documents. This Agreement, the Convertible Term Note, or any other Loan Document shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part as the result of any action initiated by any Person other than Lender; or the validity or enforceability of any such document shall be challenged or denied by any Credit Party other than by reason of illegality.

8.1.9           Change of Control. A Change of Control occurs.

8.1.10         Impairment of Liens. Any Lien granted pursuant to the Security Documents shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part as the result of any action initiated by any Person other than Lender; or the validity or enforceability of any such Lien shall be challenged or denied by any Credit Party other than by reason of illegality.

8.2           Acceleration. Upon the occurrence and during the continuance of an Event of Default, Lender may declare the entire principal and all interest accrued on the Convertible Term Note to be, and the Convertible Term Note, together with all Obligations, shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of protest and nonpayment, notice of acceleration or of intent to accelerate or other notice of any kind, all of which hereby are expressly waived. Notwithstanding the foregoing, if an Event of Default specified in subsections 8.1.6.1, 8.1.6.2 or 8.1.6.3 occurs with respect to Borrower, the Convertible Term Note and all other Obligations shall become automatically and immediately due and payable, both as to principal and interest, without any action by Lender and without presentment, demand, protest, notice of protest and nonpayment, notice of acceleration or of intent to accelerate, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Convertible Term Note to the contrary notwithstanding.

8.3           Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender shall at its option be entitled to proceed to exercise any of the following remedies:

8.3.1           Borrower agrees that the occurrence of such Event of Default shall constitute a default and an event of default under each of the Loan Documents, because of which Lender will be entitled (i) to exercise any of the various remedies provided in the Loan Documents, including the acceleration of the indebtedness evidenced by the Convertible Term Note and the foreclosure of the lien and security interests granted and conveyed by the Security Documents, and (ii) cumulatively to exercise all other rights, options and privileges provided by Law.

Credit Agreement – Page 38

8.3.2           Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, if the Lender is ever a financial institution, Lender shall have the right at any time and from time to time, without notice to Borrower (any such notice being expressly waived), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other Indebtedness at any time owing by Lender to or for the credit or the account of Borrower, against any and all of the Obligations of Borrower evidenced by the Convertible Term Note, irrespective of whether or not Lender shall have made any demand under this Agreement or the Convertible Term Note and although such Obligations may be unmatured. Lender agrees to notify Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this subsection are in addition to any other rights and remedies (including other rights of set-off) which Lender may have under other provisions of this Agreement or the other Loan Documents or otherwise.

9.             Indemnity.

9.1           Agreement to Indemnify. Subject only to the exceptions and qualifications listed in Section 9.2 below:

9.1.1           Agreement to Indemnify. Borrower shall pay, reimburse, indemnify, defend, protect and hold harmless Lender and all other Indemnified Parties from and against all Losses asserted against or incurred or suffered by any of them at any time and from time to time by reason of, in connection with, arising out of (directly or indirectly), or in any way related to any of the following:

9.1.1.1           the Loan or any disbursement of the proceeds of the Loan;

9.1.1.2           the negotiation, administration or enforcement of any of the Loan Documents or the exercise of rights or remedies thereunder;

9.1.1.3           any breach by any party other than Lender of any of the Loan Documents or of any other certificates or agreements executed pursuant to or in connection with the Loan Documents;

9.1.1.4           the Collateral;

9.1.1.5           any failure of the Collateral or Borrower itself to comply with applicable Law; and

9.1.1.6           any actual or alleged presence or Release of Hazardous Materials (as such terms are defined in the Stock Purchase Agreement) on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries.

Borrower’s obligations under this Section 9.1 will survive any termination or expiration of this Agreement, and this indemnity shall apply whether or not any Indemnified Party shall also be indemnified as to the applicable Loss by any other Person and whether or not the Loss arises or accrues prior to the Effective Date.

Credit Agreement – Page 39

9.1.2           Due Date for Indemnity Payments. Any amount to be paid by Borrower under this Section 9.1 shall be due 10 days after a notice requesting such payment is given to Borrower.

9.2           Exceptions and Qualifications to Indemnity. Lender acknowledges and agrees that nothing in the preceding Section 9.1 shall require or be construed to require Borrower to pay or reimburse any Losses incurred or suffered by any Indemnified Party that result from or are proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Indemnified Party.

10.           Provision to Satisfy Express Negligence Rule.

EVERY INDEMNITY AND RELEASE PROVIDED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS FOR THE BENEFIT OF LENDER OR OTHER INDEMNIFIED PARTIES, INCLUDING THE INDEMNITY SET FORTH IN THE ARTICLE 9, SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTER OF THE INDEMNITY OR RELEASE ARISES OUT OF OR RESULTS FROM THE ORDINARY NEGLIGENCE OR STRICT LIABILITY, BUT NOT GROSS NEGLIGENCE, OF LENDER OR ANOTHER INDEMNIFIED PARTY.

11.           Miscellaneous.

Without limiting the covenants of Borrower in the other Loan Documents, Borrower covenants with Lender as follows:

11.1         Section 346 of the Texas Finance Code. Section 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the other Loan Documents.

11.2         Limitation on Interest. Lender, each Credit Party and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither each Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to each Credit Party or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender and each Credit Party (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Section 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling.

Credit Agreement – Page 40

11.3         Bank Accounts, Offset. To secure the repayment of the Obligations each Credit Party hereby grants to Lender and to each financial institution which hereafter acquires a participation or other interest in the Loan or the Convertible Term Note (in this section called a “Participant”) a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of Lender or any Participant at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other Property (and the proceeds therefrom) of any Credit Party now or hereafter held or received by or in transit to such financial institution Participant from or for the account any Credit Party, whether for safekeeping, custody pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of any Credit Party with such financial institution Participant, and (c) any other credits and claims of any Credit Party at any time existing against such financial institution Participant, including claims under certificates of deposit. Upon the occurrence of any Event of Default, each financial institution Participant is hereby authorized to offset, appropriate, and apply, at any time and from time to time, without prior notice to Borrower, any and all items hereinabove referred to against the Obligations then due and payable.

11.4         Assignments, Participations.

11.4.1           Assignments. Lender shall have the right to sell, assign or transfer all or any part of the Convertible Term Note, Loan and rights and the associated rights and Obligations under all Loan Documents to one or more financial institutions or Interstate Group Members, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations of Lender. Within 5 Business Days after any such assignment, the assignee shall notify Borrower of the outstanding principal balance of the Convertible Term Note payable to assignee and Borrower shall execute and deliver to assignee a new Convertible Term Note evidencing such assignee’s assigned Loan and, if the assignor Lender has retained a portion of its Loan, replacement Convertible Term Note in the principal amount of the Loan retained by the assignor Lender (such replacement Convertible Term Note to be in exchange for, but not in payment of, the original Convertible Term Note held by such Lender).

Credit Agreement – Page 41

11.4.2           Participations. Lender shall have the right to grant participations in all or any part of the Convertible Term Note, Loan and the associated rights and obligations under all Loan Documents to one or more financial institutions or Interstate Group Members.

11.4.3           Distribution of Information. It is understood and agreed that Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower’s properties and operations which was provided to Lender pursuant to this Agreement, provided that such assignees and participants agree in writing to keep such information, reports and data confidential in accordance with the same terms as stated in Section 11.6 hereof or such other terms as Borrower may approve in writing in its sole and absolute discretion.

11.5         Assignment by Borrower. Notwithstanding anything to the contrary in this Agreement, Borrower shall have no right to assign its rights under this Agreement or the other Loan Documents or its rights to the proceeds of the Loan without the written consent of Lender, in its sole and absolute discretion, in each case, and any such assignment or purported assignment without consent shall, at Lender’s option, relieve Lender from all further obligations hereunder and shall constitute an Event of Default under this Agreement.

11.6         Confidentiality. Lender agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to any Loan Document, except that nothing herein or in any of the other Loan Documents shall prevent Lender from disclosing such information or any other information (a) to any officer, director, employee, agent, or advisor of Lender or Affiliate of Lender, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law; provided that (x) prior to any disclosure under this clause (c), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable Law and (y) any disclosure under this clause (c) shall be limited to the portion of the confidential information as may be required by such Law, (d) upon the order of any administrative agency so long as such administrative agency is informed of the confidential nature of such information, (e) upon the request or demand of any court or tribunal pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (e) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (e) shall be limited to the portion of the confidential information as may be required by such court or tribunal pursuant to such subpoena or other legal process, (f) that is or becomes available to the public other than as a result of a disclosure by Lender or any Indemnified Party prohibited by this Agreement, (g) in connection with any litigation to which such Lender or any of its Affiliates may be a party involving parties hereto which such litigation involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Credit Party, Lender, any of their respective Affiliates, or their respective counsel) under this clause (g) with respect to litigation involving any Person (other than Borrower, Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, (h) if (and only to the extent) necessary in connection with the exercise of any secured creditor remedy under this Agreement or any other Loan Document, (i) subject to provisions substantially similar to those contained in this section, to any actual or proposed participant or assignee that is a financial institution or an Interstate Group Member or that has been approved in writing by Borrower, and (j) if the disclosure is authorized by other express provisions of this Agreement or any other Loan Document.

Credit Agreement – Page 42

11.7         Termination, Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a notice delivered to Lender to terminate this Agreement. Upon receipt by Lender of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Person in any Loan Documents, any Obligations, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Lender shall prepare and execute all necessary instruments to reflect and effect such termination of such Loan Documents.

11.8         Rights of Third Parties. All conditions to the obligations of Lender under this Agreement, including the obligation to disburse proceeds of Loan, are imposed solely and exclusively for the benefit of Lender and its successors and permitted assigns and no other person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make disbursements or refuse to make disbursements in the absence of strict compliance with any or all of such condition. Further, no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so.

11.9         Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts, and Lender shall, at all times, be able to establish to its satisfaction and in its reasonable discretion such existence or nonexistence.

11.10         Conflict with the Term Sheet. This Agreement and the other Loan Documents are intended to supersede the Term Sheet, except to the extent (if any) that other provisions of this Agreement expressly incorporate terms or conditions of the Term Sheet by reference.

11.11         Payments and Notices. Any provision of the Loan Documents or of applicable Law with reference to the sending, mailing or delivery of any notice or demand under this Agreement or with reference to the making of any payment required under the Loan Documents, shall be deemed to be complied with when and if the following steps are taken:

11.11.1         Manner of Payment. All payments on the Convertible Term Note and other amounts required to be paid by Borrower to Lender shall be paid to Lender in immediately available funds by wire transfer to the account designated by Lender.

Credit Agreement – Page 43

11.11.2         Notice Requirements. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 11.11.3 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

Address of Lender:

INTERSTATE EMERGING INVESTMENTS, LLC
12770 Merit Drive, Suite 1000
Dallas, Texas 75251
Attention: Kelvin F. Sellers
Fax: (972) 455-6051
Email: kelvin.sellers@ibsa.com

Address of Borrower:

AQUA METALS, INC.
1010 Atlantic Avenue
Alameda, California 94501
Attention: Stephen R. Clarke
Email: Steve.Clarke@aquametals.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection 11.11.3 below, shall be effective as provided in said subsection 11.11.3. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other party hereto

11.11.3         Electronic Communications. Notices and other communications to Lender may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower or any other Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Credit Agreement – Page 44

Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

11.12         Other Terms and References.

11.12.1         As used in any of the Loan Documents, a capitalized term that is not defined in such document or in this Agreement, but that is defined in another of the Loan Documents, shall have the meaning ascribed to it in such other document, unless a contrary intent is clear from the context in which such term is used.

11.12.2         Words of any gender used in the Loan Documents shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires.

11.12.3         References in any of the Loan Documents to Paragraphs, subparagraphs, Articles, Sections, subsections or other subdivisions shall refer to the corresponding Paragraphs, subparagraphs, Articles, Sections, subsections or subdivisions of such document, unless specific reference is made to another document or instrument.

11.12.4         References in any of the Loan Documents to any Schedule or Exhibit shall refer to the corresponding Schedule or Exhibit attached to such document, which shall be made a part thereof by such reference.

11.12.5         All capitalized terms used in the Loan Documents which refer to other documents shall be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained in any of the Loan Documents.

11.12.6         All accounting terms used but not specifically defined in the Loan Documents shall be construed in accordance with GAAP.

11.12.7         The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import when used in any of the Loan Documents refer to such document taken as a whole and not to any particular subdivision thereof unless expressly so limited. The phrases “this Paragraph”, “this subparagraph”, “this Section”, “this subsection” and similar phrases used in the Loan Documents refer only to the Paragraph, subparagraph, Section, subsection or other subdivision described in which the phrase occurs.

11.12.8         As used in the Loan Documents the word “or” is not exclusive.

Credit Agreement – Page 45

11.12.9         The word “express” will be construed as if followed by “and unambiguous”, and the word “expressly” will be construed as if followed by “and unambiguously”.

11.12.10         The words “include”, “including” and similar terms shall be construed as if followed by “, without limitation to,” and the rule of ejusdem generis shall not be applied to limit the generality of a term in any of the Loan Documents when followed by specific examples.

11.13         Severability. If any term or provision of any of the Loan Documents or the application of it shall to any extent be held by a court to be invalid and unenforceable, the remainder of the Loan Documents, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, shall not be affected.

11.14         Paragraph Headings. The paragraph and section headings contained in the Loan Documents are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions hereof.

11.15         Time is of the Essence. Time is of the essence as to all obligations created by and notices required or permitted by the Loan Documents.

11.16         Negotiated Documents. Lender or Borrower and their counsel have reviewed and revised or requested revisions to the Loan Documents, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents or any amendments to the Loan Documents.

11.17         No Fiduciary Relationship, Etc. Neither the execution of the Loan Documents nor the administration hereof or of other documents referenced herein, nor any other right, duty or obligation created under or pursuant to the Loan Documents is intended to be or to create any fiduciary relationship between Lender and Borrower.

11.18         Cumulative Rights and Remedies. All rights and remedies of Lender under any of the Loan Documents shall be separate, distinct and cumulative and no single, partial or full exercise of any right or remedy shall exhaust the same or preclude Lender from thereafter exercising in full or in part the same right or remedy or from concurrently or thereafter exercising any other right or remedy which Lender may have under any of the Loan Documents or at Law or in equity, and each and every such right and remedy may be exercised at any time or from time to time as Lender believes to be appropriate in its sole and absolute discretion.

11.19         No Implied Waiver. The failure of Lender to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in the Loan Documents shall not be construed as a waiver or a relinquishment of such option, right, power or remedy for the future. The waiver of or redress for any breach of the Loan Documents by Borrower shall not prevent a similar subsequent act from constituting a breach. Any express waiver by Lender of any provision of the Loan Documents shall affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated in such waiver. No waiver by Lender of any provision of the Loan Documents shall be effective unless expressed in writing and signed by the Person to be bound by the waiver. A receipt by Lender of any payment with knowledge of a breach by Borrower of any provision of the Loan Documents shall not constitute a waiver of the breach.

Credit Agreement – Page 46

11.20         Entire and Only Agreement; No Oral Amendments. The Loan Documents supersede any prior negotiations and agreements between Lender and Borrower concerning the Property, and no amendment, release or termination of any of the Loan Documents shall be binding or valid unless expressed in a writing executed by all parties to be bound by such amendment, release or termination.

11.21         Binding Effect Upon Successors and Assigns. Whether or not so expressed, whenever a party to any of the Agreement is named or referenced in this Agreement, the successors and permitted assigns of such party shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or Lender shall bind and inure to the benefit of their respective successors and permitted assigns.

11.22         Governing Law. EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, ThIS Agreement, the CONVERTIBLE TERM Note and the other Loan Documents shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the federal laws of the United States applicable within such state, without regard to conflict or choice of law rules that might require the application of the laws of another jurisdiction.

11.23         Agreement to Jurisdiction and Methods of Service of Process.

11.23.1         Each of Lender and Borrower irrevocably submits to the jurisdiction of any Texas or federal court sitting in Dallas County, Texas over any suit or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and both Lender and Borrower waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such suit or proceeding brought in a court in Dallas County, Texas is brought in an inconvenient forum or that the venue thereof is improper. Nothing herein or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

11.23.2         Further, each of Lender and Borrower agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement or any of the other Loan Documents by any means allowed under Texas or federal Law. In addition to other permitted methods of service of process, unless disallowed by Texas or federal Law, service of process upon Lender or Borrower in any such proceeding may be made by certified or registered mail, return receipt requested, directed to Lender or Borrower, as the case may be, at the notice address specified in this Section, and service so made shall be complete 5 days after the same shall have been so mailed.

Credit Agreement – Page 47

11.23.3         Nothing in this Section shall affect the right of Lender or Borrower to serve legal process in any other manner permitted by Law or affect the right of Lender or Borrower to bring any action or proceeding against the other party or its property in the courts of any other jurisdiction or jurisdictions.

11.24         Execution in Counterparts; Delivery by Fax. To facilitate execution, each of the Loan Documents may be executed in multiple identical counterparts. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, shall collectively constitute a single instrument. But it shall not be necessary in making proof of any of the Loan Documents to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to such document. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to any of the Loan Documents shall be as effective as the original signature page for the purpose of proving such party’s this Agreement to be bound.

11.25         Waiver of Rights to Trial by Jury. BY ITS EXECUTION OF THIS AGREEMENT, EACH OF BORROWER AND LENDER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY OF THEM OR ANY OTHER DOCUMENT OR DEALINGS BETWEEN THEM RELATING TO THE LOAN OR THE PROPERTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is a material inducement to each of Borrower and Lender as they enter into a business relationship; each has already relied on the waiver in entering into the Loan Documents; and each will continue to rely on the waiver in their related future dealings. Borrower and Lender, each having reviewed this waiver with its legal counsel, knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO EACH OF THE LOAN DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by before a judge sitting without a jury.

11.26         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

[Signature pages follow.]

Credit Agreement – Page 48

IN WITNESS WHEREOF, this Agreement is executed to be effective as of the Effective Date.

INTERSTATE EMERGING INVESTMENTS, LLC, as Lender

By: INTERSTATE BATTERIES, INC.,
its sole member

By:	/s/ William McDade
Name: William McDade
Title: CFO

Credit Agreement – Signature Page

AQUA METALS, INC., as Borrower

By:	/s/ Stephen R. Clarke
Name: Stephen R. Clarke
Title: CEO

Credit Agreement – Signature Page

Exhibit A

Form of Convertible Term Note

CONVERTIBLE TERM NOTE

$5,000,000.00	Dallas, Texas	[____ __], 2016

FOR VALUE RECEIVED, the undersigned, AQUA METALS, INC., a Delaware corporation (herein called “Borrower”), hereby promises to pay to INTERSTATE EMERGING INVESTMENTS, LLC or its permitted assigns (herein called “Lender”), the principal sum of FIVE MILLION AND 00/100 Dollars ($5,000,000.00), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Lender under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Convertible Term Note.

This Convertible Term Note (a) is issued and delivered under that certain Credit Agreement dated as of May 18, 2016 among Borrower and Lender (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Convertible Term Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder, conversion of principal and interest hereunder into common stock of Borrower, and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Convertible Term Note shall be made and applied as provided herein and in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

Unless earlier converted into common stock of Borrower, the principal amount of this Convertible Term Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date and otherwise as provided in the Credit Agreement. Interest on this Convertible Term Note shall be payable as provided in the Credit Agreement.

Notwithstanding the foregoing paragraph and all other provisions of this Convertible Term Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable Law, may be contracted for, charged, or received on this Convertible Term Note, and this Convertible Term Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Convertible Term Note for calculating the Maximum Rate and for all other purposes. The term “applicable law” as used in this Convertible Term Note shall mean the Laws of the State of Texas or the Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

If this Convertible Term Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Convertible Term Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Convertible Term Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Convertible Term Note, protest, notice of protest, notice of intention to accelerate the maturity of this Convertible Term Note, declaration or notice of acceleration of the maturity of this Convertible Term Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Convertible Term Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Convertible Term Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Texas (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

THIS Convertible Term Note IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN INTERCREDITOR AGREEMENT BETWEEN LENDER AND GREEN BANK, N.A. DATED AS OF THE DATE HEREOF.

AQUA METALS, INC.

By:
Name:
Title:

Exhibit B

Form of Compliance Certificate

Exhibit B – Page 1

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of May 18, 2016 (as amended or supplemented, the “Credit Agreement”), by and between AQUA METALS, INC. (“Borrower”), a Delaware corporation, and INTERSTATE EMERGING INVESTMENTS, LLC (“Lender”), which Credit Agreement is in full force and effect on the date hereof. Terms that are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.

This Certificate is furnished pursuant to Section 6.1.4 of the Agreement. Together herewith Borrower is furnishing to Lender, Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at ____________ (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Lender that:

(a)          the officer of Borrower signing this instrument is the duly elected, qualified and acting ____________ of Borrower and as such is Borrower’s [president/chief executive officer/ treasurer/chief financial officer];

(b)          the Financial Statements have been prepared in accordance with GAAP and present fairly [subject to year-end adjustments and the absence of footnotes] the financial position of Borrower on a Consolidated basis;

(c)          on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.10 of the Credit Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s) ____________ of the Agreement, which *[is/are] more fully described on a schedule attached hereto]; and

(d)          *[unless otherwise disclosed on a schedule attached hereto,] the representations and warranties of the Credit Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects (without duplication of any materiality qualifiers contained therein) on and as of such earlier date.

The officer of Borrower signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

Exhibit B – Page 2

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

AQUA METALS, INC.

By:
Name:
Title:

Exhibit B – Page 3

DISCLOSURE SCHEDULE

These Disclosure Schedules are made and given pursuant to the Credit Agreement dated as of May 18, 2016 (the “Agreement”), between Aqua Metals, Inc. (the “Company”) and Interstate Battery System International, Inc. (“Lender”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. The section numbers below correspond to the section numbers in the Agreement, and the disclosures in any section or subsection of these Disclosure Schedules shall qualify other sections and subsections to the extent such disclosure is apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Nothing in these Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in these Disclosure Schedules (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. These Disclosure Schedule include brief descriptions or summaries of certain agreements and instruments, copies of all which have been made available to Purchaser. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been made available to Lender.

5.1.4       Financial Matters

The Company continues to make material capital expenditures in connection with the development of its recycling facility in McCarran, Nevada and the construction of its recycling modules.

The Company is negotiating a running change to the Contract for Construction dated September 22, 2015 between Aqua Metals, Reno, Inc. and Miles Construction.

5.1.5       Pending Legal Proceedings

None.

5.1.12     Subsidiaries

The subsidiaries of the Company are Aqua Metals Operations, Inc., a Delaware corporation, and Aqua Metals Reno, Inc., a Delaware corporation.

7.1.6       Indebtedness

Aqua Metals Reno, Inc. has entered into a Loan Agreement (“Green Bank Loan”) with Green Bank, N.A. pursuant to which Green Bank provided Aqua Metals Reno, Inc. with a loan in the amount of $10 million.

Disclosure Schedule

Various equipment leases with Thermal Fischer Scientific

7.3           Contingencies

The Green bank Loan has been guaranteed by Borrower and Aqua Metals Reno, Inc.

7.9           Transactions with Affiliates

None.

Disclosure Schedule

SECURITY SCHEDULE

1.          Guaranty by each Guarantor in favor of Lender dated as of the Closing Date.

2.          Security Agreement by AMR in favor of Lender dated as of the Closing Date.

3.          Deed of Trust, Security Agreement and Fixture Filing from AMR for the benefit of Lender dated as of the Closing Date.

4.          Intercreditor Agreement between Lender and GREEN BANK, N.A. dated as of the Closing Date.

Security Schedule – Page 1